Exhibit 99.10

郑 李 律 师 楼	TEH & LEE	Advocates & Solicitors Notary Public
(Registration Number:000020001825) Partners Billy Lee Chong Hoe Teh Lip Jin Aw Ee Leng Chan Chang Yang Consultant Chan Siew Cheong Please quote our reference when replying

Lim Wan Ci

Clement Ong Ye Xiang

Darren Lum Kien Lun

Tee Ai Jing

Koh Chun Yik

Matthew Lum Jun Liang

Rachel Goh Yin Mei

Hank Ng Kah Heng

Valance Ling Chea Woon

Mervyn Ng Wai Hong

Low Pey Shin

Simone Perry Lee

Samantha Thong Yi Wen

Yeap Chia Tern

Sarmila A/P Maran

Date	:	9 March 2026
Our Ref	:	IBSB/BL/KCY/3184/24/IPO

I Bella Perfect Inc.

No. 16 Jalan Radin Bagus 1,

Bandar Baru Seri Petaling,

Kuala Lumpur,

57000 Wilayah Persekutuan, Malaysia

Attn: The Board of Directors

Dear Sirs

I BELLA PERFECT INC. (THE “COMPANY”) – REGISTRATION STATEMENT ON FORM F-1 OF THE COMPANY

1	Introduction

We act as the Malaysian legal counsel to the Company, a company incorporated under the laws of the British Virgin Islands, in connection with the proposed initial public offering (the “Offering”) of its Class A ordinary shares (the “Share”) of the Company, by the Company on the Nasdaq Capital Market (“Listing”) as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission.

2	Scope of opinion

(a)	This opinion is given only with respect to Malaysian law in force at the date of this opinion as applied by the Malaysian courts. Statements relating to taxation are based on Malaysian law (including case law) as applied by the Malaysian courts as at the date of this opinion. We assume no obligation or responsibility to notify you of any change in Malaysian law which may occur after today or to update or supplement this opinion in any respect. Save as expressly provided in this opinion, we do not express any views as to matters of taxation or tax consequences of any transactions contemplated by the Offering.

(b)	We express no opinion with regard to any other system of law.

(c)	To the extent that foreign laws are or may be relevant, we have made no independent investigation of such laws, and our opinion is subject to the effect of such laws.

(d)	This opinion is strictly limited to the matters stated in paragraph 5 of this opinion, do not extend to any other matters and is intended to be used in the context which is specifically referred to herein. In particular, this opinion does not relate to any additional documents or statements concerning the Registration Statement, the Company, the Offering or the Listing that may be made by any person or any other conduct that any person may engage in concerning the Registration Statement.

3	Documents reviewed

For the purposes of giving this opinion, we have examined originals or copies certified or otherwise authenticated to our satisfaction of such agreements, documents, certificates and other statements provided by the Company and of corporate officers and representatives of the Company and such other papers as we have deemed relevant and necessary as a basis for such opinion (the “Documents”).

4	Searches

We are not instructed to make, and have not made, any enquiries or searches concerning any of the parties to the Documents.

5	Opinion

On the basis set out above, and subject to the assumptions in Appendix 1 (Assumptions) and the qualifications in Appendix 2 (Qualifications), we are of the opinion that that the statements set forth in the Registration Statement under the captions:

(a)	“Enforceability of Civil Liabilities – Malaysia”; and

(b)	“Regulations – Malaysia”,

insofar as such statements constitute summaries of the Malaysian legal matters referred to therein as of the date of this opinion, fairly present the information required with respect to such legal matters and fairly summarise the Malaysian legal matters referred to therein, in each case as at the date of this opinion.

6	Benefit of the opinion

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement with the Securities and Exchange Commission and to the reference to our name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

7	Governing law and jurisdiction

This opinion and any non-contractual obligations arising out of or in connection with it are governed by Malaysian law and the Malaysian courts shall have exclusive jurisdiction, to which the Company and we submit, in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this opinion. Having requested production of this opinion and in order to rely on its contents, the Company agrees to be bound by its terms.

Yours faithfully

/s/ Teh & Lee

Teh & Lee

Appendix 1
Assumptions

In rendering this opinion, we have assumed, without independent verification, that:

1	Factual assumptions

Any factual assumptions made by us are accurate. The addressee of this opinion has no actual knowledge that any of our factual assumptions are inaccurate.

2	Signatures etc. genuine

All signatures, stamps and seals on all documents submitted to us (if any) are genuine and were made or done in a manner recognised by law as valid signatures of or affixing of the seal to (as applicable) the documents and all signatures which purport to have been attested were made in the presence of the relevant witness.

3	Originals

All documents submitted to us as originals are authentic, accurate and complete and all documents submitted to us as copies, whether or not certified by any person, are true, complete and up-to-date and conform to the originals.

4	Natural Persons

Each natural person executing the Documents has the legal capacity to execute the Documents.

5	Corporate capacity

Each party (not a natural person) to the Documents is duly established and existing under the laws of its jurisdiction of incorporation; has the corporate capacity, power and authority to enter into, exercise its rights and to perform its obligations under the Documents to which it is a party; and has duly authorised, executed and delivered the Documents to which it is a party, in each case under all applicable laws.

6	Validity and enforceability under other laws

Each of the Documents, upon execution, constitutes the legal, valid, binding and enforceable obligations of each party to it, in each case under all applicable laws (other than the laws of Malaysia). Insofar as the laws of any jurisdiction (other than Malaysia) may be relevant to the obligations or rights of any of the parties under any of the Documents or any of the transactions contemplated by the Documents, such laws and regulations (other than Malaysia) do not prohibit and are not inconsistent with the execution and delivery of the Documents and the entering into and performance of any such obligations, rights and transactions.

7	Consents etc

All consents, licences, approvals, notices, filings and registrations which are necessary under any applicable laws (other than the laws of Malaysia) in order to permit the execution, delivery and performance of the Documents or to protect, perfect or preserve any of the interest created by the Documents, have been made or obtained or will be made and obtained within the period permitted or required by such laws or regulations.

8	No sanctioned person

None of the parties to any of the Documents is controlled by or otherwise connected with a person or is itself resident in, incorporated in, or constituted under the laws of or exercising public functions in a country which is the subject of United Nations or other sanctions implemented or effective in Malaysia or is otherwise the target of any such sanctions.

9	Documents examined are complete

The Documents accurately describe and contain the mutual understanding of the parties thereto and all relevant information which is material for the purposes of our opinion, and there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) between all or any of the parties to any of the Documents which modify the terms of or supersede any of the Documents or which may render such information inaccurate, incomplete or misleading or which may otherwise affect the conclusions stated in this opinion.

10	No other facts or circumstances

There are no other facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Documents or which have not been disclosed to us which may affect the validity or enforceability of the Documents or any obligation in them or otherwise affect the conclusions stated in this opinion.

11	Arm’s Length Terms

The Documents have been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties to them.

12	Representations and warranties

The representations and warranties by the parties in the Documents are, or were, as applicable, true, correct, accurate and complete in all respects on the date such representations and warranties were expressed to be made and that the terms of the Documents have been and will be observed and performed by each of the parties to them.

13	Not insolvent

Each of the parties under the Documents are not insolvent or unable to pay their debts at the time of entering into the Documents and each of the parties under the Documents will not become insolvent or unable to pay its debts in consequence of doing so and no equivalent event has occurred in any other jurisdiction.

14	No insolvency steps or proceedings

Prior to or at the time of execution of the Documents and immediately after the execution and delivery of the Documents, each of the parties under the Documents is solvent and will not be rendered insolvent as a result of its execution and delivery of any of the Documents to which it is party. Each of the parties under the Documents has not passed a resolution for its winding-up, nor has any step been taken in relation to its winding-up, liquidation, receivership, judicial management or analogous circumstances or proceedings in Malaysia or in any other jurisdiction. For this purpose, “any step” includes, without limitation presenting a petition, making an application, passing a resolution or filing or serving a notice.

15	Bad faith etc

There is no bad faith, breach of duty, breach of trust, fraud, coercion, incapacity, duress, undue influence or mistake on the part of any of the parties to the Documents and their respective directors, employees, agents and advisers (excepting, of course ourselves).

16	No unlawful activity

The parties to the Documents are compliant with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations and the performance and enforcement of the Documents is, and will continue to be, consistent with all such laws and regulations.

17	No other agreements

Each of the parties under the Documents is not precluded by any agreement to which it is party from entering into or performing its obligations under any of the Documents to which it is a party, and no party was on notice of any contractual prohibition or restriction on any party entering into, performing its obligations under or exercising its rights under the Documents.

18	No injunctive proceedings

No proceedings have been commenced or injunction granted against each of the parties under the Documents to restrain it from performing any of its obligations under the Documents to which it is a party.

Appendix 2
Qualifications

The opinion(s) set out herein are subject to the qualifications set out below:

1	Interpretation of laws

This Opinion is issued based on our understanding of the laws of Malaysia. For matters not explicitly provided under the laws of Malaysia, the interpretation, implementation and application of the specific requirements under the laws of Malaysia are subject to the final discretion of competent Malaysian legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will ultimately take a view that is not contrary to our opinion stated herein.

2	Foreign laws

We have made no investigation into, and do not express or imply any views on, the laws or regulations of any country other than Malaysia or on any non-legal regulation or standard such as but not limited to accounting, financial or technical rules or standard. In respect of the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than Malaysia.

3	Foreign courts

We express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to dispute resolution mechanism and/or choice of law.

4	Illegality

Any provision in the Documents providing for the severance of any provision which is illegal, invalid or unenforceable may not be binding under the Malaysian Laws as it depends on the nature of the illegality, invalidity or unenforceability in question which issue would be determined by a court of Malaysia at its discretion.

5	Enforceability

The enforcement of the Documents in the courts of Malaysia will be subject to the application rules of civil procedure of Malaysia.

6	Statutory Power

Any provision of the Documents which constitutes or purports to constitute a restriction on the exercise of any statutory power by any party to the Documents or any other person may be ineffective.

7	Anti-trust

We have not considered and express no opinion on whether the entry into the Documents complies with anti-trust or competition laws.

8	Factual Matters

We express no opinion on matters of fact. As to any facts material to our opinion, we have relied, to extent that we deemed such reliance proper, upon the representations, confirmations, certificates and other statements of officers and representatives of the Company or its subsidiaries. We have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as counsel in giving this opinion.

9	Information provided to us

This Opinion is based solely on the Documents provided to us. We are not responsible for any inadequacy of failing in such information.

10	False or misleading statements

If a person for whose benefit our opinion is given is actually aware of or believes there to be a false or misleading statement or an omission of the information requested to be provided to us in connection with the work performed by us in rendering this opinion, that person may not rely on this opinion in relation to that statement or omission and should seek legal advice on the specific matter concerned.